Exhibit 99.1

America Service Group Announces Expected Loss of Hillsborough County,
                           Florida Contract;
                     Company Updates 2005 Guidance

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Aug. 26, 2005--America Service Group Inc. (NASDAQ:ASGR) announced that its subsidiary, Prison Health Services, Inc. (PHS), has been informed today by the Hillsborough County (Florida) Sheriff's Office that, as a result of a rebid process, it has not been selected to enter negotiations for a new inmate healthcare services contract scheduled to start October 1, 2005. The Company believes that Hillsborough County is negotiating with a Florida-based company for the new healthcare services contract. PHS' current contract with Hillsborough County, representing annualized revenues of approximately $17.0 million, expires on September 30, 2005.
    Trey Hartman, president and chief operating officer of PHS, commented, "The Company is proud of the work it performed for Hillsborough County. In 2005, while contracting with PHS, the Hillsborough County Jail facilities achieved two separate accreditations with medical standards scores of 100% compliance from both the Florida Model Jail Standards and the Florida Corrections Accreditation Commission. We look forward to the opportunity to serve Hillsborough County again in the future."

    2005 Guidance

    The Company is updating its previous guidance for full-year 2005 results. The revised guidance takes into consideration the expected expiration of the Company's Hillsborough County contract on September 30, 2005, as well as the Company's operating results for July. The Company's July operating results were below expected levels, primarily due to losses incurred during the month in its Idaho Department of Corrections and Indiana Department of Correction contracts. The Idaho Department of Corrections contract expired July 11, 2005. The Indiana Department of Correction contract expires August 31, 2005.
    Consistent with past practice, the Company's guidance for full-year 2005 results does not consider the impact of any potential new business. Contracts currently in operation are included in the guidance for full-year 2005 results through the end of the year, unless the Company has previously been notified otherwise by the client.
    The Company's revised guidance for full-year 2005 results (adjusted for the items discussed in detail in the footnotes) is summarized below:


  Total Revenues (1)                      $640.0 - $660.0 million
  Depreciation, amortization
   and interest expense                   $5.1 million
  Adjusted pre-tax income (2)             $26.2 - $27.2 million
  Effective tax rate                      40%
  Adjusted net income (2)                 $15.7 - $16.3 million
  Weighted average common shares
   outstanding - diluted                  10.9 million - 11.0 million
  Adjusted net income per common
   share - diluted (2)                    $1.43 - $1.50

(1)  From continuing and discontinued contracts.
(2) From continuing and discontinued contracts and adjusted to exclude the pre-tax positive impact of the $249,000 of late fee income recorded in the second quarter, as well as the pre-tax negative impacts of the $451,000 of discontinued acquisition expenses recorded in the second quarter, the additional $150,000 to $250,000 of discontinued acquisition expenses expected to be recorded in the third quarter and the $1.3 million increase in the Company's loss contract reserve recorded in the second quarter.


    America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.
    The most directly comparable GAAP measures for the guidance provided by the Company are: Healthcare Revenues; Income from Continuing Operations Before Income Taxes; Depreciation and Amortization; and Interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company's guidance to the most directly comparable GAAP measure is not practicable to be estimated on a forward-looking basis.

    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; the possible effect of adverse publicity on the Company's business; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; the Company's dependence on key personnel; and the Company's determination whether to repurchase shares under its previously announced stock repurchase program. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group Inc.
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100